Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

September 14, 2011

To the Board of Directors of
SupportSave Solutions, Inc.
Troy, Michigan

Consent of Independent Registered Public Accounting Firm

To Whom It May Concern:

Silberstein Ungar, PLLC, hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by SupportSave Solutions, Inc. of our report dated September 13, 2011, relating to the consolidated financial statements of SupportSave Solutions, Inc., a Nevada Corporation, for the years ending May 31, 2011 and 2010.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan